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                                                                     EXHIBIT 2.1






                            STOCK PURCHASE AGREEMENT



                           DATED AS OF MARCH 30, 2001

                                  BY AND AMONG

                              NEMATRON CORPORATION,

                                OPTIMATION, INC.,

                                DENNIS A. SIERK,
                                SHEILA D. SIERK,
                               CHARLES GARRETT AND
                                  KERRY GARRETT












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                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT dated as of March 30, 2001 among Dennis A. Sierk, Sheila D. Sierk, Charles Garrett and Kerry Garrett (the "Sellers"), Optimation, Inc., an Alabama corporation (the "Company") and Nematron Corporation, a Michigan corporation ("Purchaser").

         WHEREAS, Sellers are the owners of 1,635,000 shares of common stock, $0.01 par value per share (the "Shares") of the Company, which Shares constitute 100% of the issued and outstanding capital stock of the Company;

     WHEREAS, Purchaser wishes to purchase from Sellers and Sellers wish to sell to Purchaser, upon the terms and conditions hereinafter provided, the Shares.



         NOW, THEREFORE, the parties agree as follows:


                                        I
                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLERS

         1.00 Representations of Sellers. The Sellers jointly and severally represent and warrant to Purchaser as follows:

         1.01 Ownership of the Shares. Sellers are the lawful owners of the Shares, free and clear of all liens, encumbrances, restrictions and claims of every kind. The number of Shares owned by each Seller is set forth on Schedule
1.1 attached hereto. Except as set forth on Schedule 1.1 attached hereto, Sellers have full legal right, power and authority to sell assign, transfer and convey the Shares in accordance with the terms and subject to the conditions of this Agreement. The delivery to Purchaser of the Shares pursuant to the provisions of this Agreement will transfer to Purchaser valid title thereto, free and clear of any claim, lien, encumbrance or agreement with respect thereto.

         1.02. Existence and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company does not conduct business in any state other than Alabama and is not qualified or licensed as a foreign corporation in any other state.

         1.03. Capital Stock. The Company has an authorized capitalization consisting of 5,000,000 shares of common stock, par value $0.01 per share, of which 1,635,000 shares are issued and owned by the Sellers as set forth on
Schedule 1.1 attached hereto. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of the capital stock of the Company, other than as contemplated by this Agreement.


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         1.04 Subsidiary. The Company does not own any subsidiary or own, directly or indirectly, any interest or have an investment in any person. The term "subsidiary" as used in this Section 1.04 shall mean any person of which the Company owns, directly, or indirectly, more than 50% of the stock or other equity interests that are generally entitled to vote for the election of the board of directors or governing body of such person.

         1.05 Financial Statements and No Material Adverse Change. The Company has heretofore furnished Purchaser with certain financial statements, which include a balance sheet of the Company (the "Balance Sheet") as at December 31, 2000 (the "Balance Sheet Date"), and the related statements of income and shareholders equity for the year then ended. Such financial statements, including the footnotes thereto, have been prepared in accordance with generally accepted accounting principles and fairly present in all material respects the financial condition and results of the operations of the Company and the changes in its respective financial position at such date and for such period. Since the Balance Sheet Date, except as shown on Schedule 1.5 attached hereto, there has been no material adverse change in the business, financial condition or results of operations of the Company. For purposes of this Section 1.05, "material adverse change" means any change, individually or in the aggregate, of $25,000 or more.

         1.06 Title to Properties; Encumbrances. Except as set forth on Schedule
1.6 attached hereto, the Company has good title to all its properties and assets (other than real property), including, without limitation, all the properties and assets reflected in the Balance Sheet (except as indicated in the footnotes thereto and except for properties and assets reflected in the Balance Sheet which have been sold or otherwise disposed of in the ordinary course of business after the Balance Sheet Date), subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (a) liens reflected in the Balance Sheet or on Schedule 1.6, (b) liens or irregularities in title thereto which do not materially detract from the value, of or impair the use of, such property by the Company in the operation of its business, (c) liens arising by operation of law and (d) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent (liens of the type described in clauses (a) through (d) above, inclusive, together with liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations of record on the use of real property are hereinafter sometimes referred to as "Permitted Liens").

         1.07 Real Property.  The Company does not own any real property.

         1.08 Leases. Schedule 1.8 attached hereto contains a list of (a) all leases of real property to which the Company is a party and (b) all other leases pursuant to which payments of greater than $25,000 per annum are paid. Each such lease set forth on Schedule 1.8 is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the Company has not received notice that it is in default thereunder. Except as set forth on Schedule l.8, there exists no event, occurrence, condition or act (including the purchase of the Stock hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default by the Company under such lease. All the buildings, structures and appurtenances situated on the real property listed on
Schedule 1.8 are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted. There are no condemnation or appropriation proceedings pending or, to the Sellers' knowledge, threatened against any of the real property leased by the Company. To the Sellers' knowledge no work has been performed on or materials supplied to the real property leased by the Company within any applicable statutory period which could give rise to mechanic's or materialmen's liens; all bills and claims for labor performed and materials furnished to or for the benefit of the real property for all periods prior to the Closing Date shall be paid in full, and Sellers have no knowledge of any mechanic's or materialmen's liens, whether or not perfected, nor affecting any portion of the real property leased by the Company.


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         1.09 Material Contracts. Except as set forth on Schedule 1.8, 1.9 or
1.13 attached hereto, the Company does not have and is not bound by (a) any written agreement, contract or commitment relating to the employment of any Person by the Company, (b) any agreement, contract or commitment limiting the freedom of the Company to engage in any line of business or to compete with any other Person, (c) any agreement, contract or commitment not entered into in the ordinary course of business which involves payment by the Company of $25,000 or more in any calendar year and is not cancelable without penalty within 30 days,
(d) any contracts relating to the future disposition or acquisition of any material assets, other than dispositions or acquisitions of inventory in the ordinary course of business, (e) any contract (other than employees benefit plans, leases and insurance policies) that (i) involves the payment or potential payment, pursuant to its terms, by or to the Company of more than $25,000 annually and (ii) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to the Company, (f) any contract with distributors, dealers, manufacturer's representatives, sales representatives or sales agencies with whom the Company deals in connection with its business. The Company has not violated any term or condition of any contract or agreement set forth on Schedule 1.9 in any material respect and to the knowledge of Sellers no other party to such contracts has violated any term or condition of such contracts in any material respect. The Company has fulfilled all material obligations required pursuant to such contracts to have been performed by it on its part prior to the date hereof. Contracts made in the ordinary course of business involving an obligation or commitment on the part of the Company of less than $25,000 in any calendar year shall be deemed not to be material for purposes of this Section 1.9 and shall not be required to be disclosed on Schedule 1.9.

         1.10 No Violations. Except as set forth on Schedule 1.10 attached hereto, the execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereby (a) will not violate any provision of the Amended and Restated Articles of Incorporation or By-Laws of the Company, (b) to the knowledge of Sellers will not violate any statute, rule, regulation, order or decree of any public body or authority by which the Company is bound or binding upon any of their respective properties or assets and, (c) to the knowledge of Sellers will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which the Company is a party, or by which the Company or any of their respective assets or properties is bound, excluding from the foregoing clauses (b) and (c) violations, breaches or defaults which, either individually or in the aggregate, would not have a material adverse effect on the business, financial condition or of operations of the Company.

         1.11 Litigation. Except as set forth on Schedule 1.11 attached hereto, Sellers have no notice of any action, suit or proceeding at law or in equity by any person or any arbitration or any administrative or other proceeding by or before any governmental or other instrumentality or agency, pending, or, to the knowledge of Sellers, threatened against the Company.

         1.12 Tax Matters.  Except as set forth in Schedule 1.12:

         (a) Subchapter S Status. For all taxable periods since January 1995, the Company has been qualified and has been treated for U.S. federal income tax purposes as an "S Corporation" as defined in Section 1361(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations thereunder, and since January 1995 has been so qualified and treated for state and local income tax purposes pursuant to analogous state or local provisions in Alabama.

         (b) Returns, Payments, and Reserves. The Company has duly and timely filed (taking into account all available extensions) all Tax Returns concerning Taxes applicable to the Company or to the Sellers in their capacity as shareholders in connection with the activities of the Company (or such Tax Returns have been filed on behalf of the Company) required to be


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filed by applicable law and has paid (or set up reserves in accordance with
GAAP), all amounts required to be paid by the Company in respect of such Taxes (whether or not actually shown on such Tax Returns); all such Tax Returns are true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable federal, state, local or foreign Tax laws.

         (c) The Company is not delinquent in the payment of any Taxes claimed to be due by any federal, state or local or foreign taxing authority. The Company has established a tax reserve or account payable in an amount sufficient for all accrued and unpaid federal, state, county and local and foreign Taxes payable by the Company, whether or not disputed, including any penalties, interest and related charges and fees in connection therewith, for all complete fiscal periods of the Company which reserve is set forth in the Company's Balance Sheet dated as of December 31, 2000 and constitutes an adequate reserve under GAAP and F.A.S.B. No. 5. There is no proposed liability for any Tax to be imposed upon the Company for the current or any prior year not foreclosed by the statute of limitations for which there is not an adequate reserve.

         (d) Extensions; Certain Tax Adjustments. With respect to any Tax to which either the Company, or the Sellers as the shareholders of the Company, are subject neither, the Company nor Sellers (i) has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed;
(ii) is a party to any agreement providing for the allocation or sharing of, or indemnification for Taxes; (iii) is required to include in income any adjustment pursuant to Code ss. 481(a) (nor does the Company have any knowledge that the Internal Revenue Service has proposed or is likely to propose any such adjustment or change of accounting method); or (iv) has filed a consent pursuant to Code ss. 341(f) or agreed to have Code ss. 341(f)(2) apply. The Company does not have an application pending with any taxing authority requesting permission for any change in accounting method

         (e) State Income Tax Returns and Examinations. The Company files state income Tax Returns in the state of Alabama. No deficiencies have been asserted against the Company as a result of any examination of such tax returns by the State of Alabama which have not been resolved and paid in full. Schedule 1.12(e) is a complete list of all material adjustments resulting from each such examination or audit, and except as set forth on Schedule 1.12(e) no such examination or audit is in progress, and no issue has been raised in any such examination or audit that, by application of similar principles, could reasonably be expected to result in the assertion of a deficiency for any other year not so examined or audited.

         (f) Other Proceedings. There are no audits or other administrative or court proceedings or any dispute or claim concerning any Tax for which the Company or the Sellers as the shareholders of the Company may be liable either
(i) claimed by any governmental entity in writing sent to the Company or any Seller or (ii) as to which the Company or any Seller has knowledge. There is no refund claim proposed or pending with respect to any Tax Returns filed by or on behalf of the Company or any Seller in the capacity as a shareholder of the Company. The Company has received no notice of any pending or threatened audit by the Internal Revenue Service, the state of Alabama or any other state, local or foreign taxing authority related to the Company's Tax Returns or Tax liability for any period and no claim for assessment or collection of Taxes has been asserted against the Company. Schedule 1.12(f) is a complete list of all material adjustments resulting from each such examination or audit not comprehended by subsection (e), and except as set forth on Schedule 1.12(f), no such examination or audit is in progress.

         (g) Claims by Certain Jurisdictions. No claim has ever been made by any authority in a jurisdiction where the Company does not file Tax Returns that it or the Sellers as the shareholders of the Company is or may be subject to taxation by that jurisdiction.


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         (h) Waivers. As of the date hereof, neither the Company nor any Seller in the capacity as a shareholder of the Company has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company which waivers or consents could result in the assessment if any additional taxes against or for the account of the Company and which waivers or consents remain outstanding as of the date hereof.

         (i) Tax Liens. There are no Tax liens outstanding against any of the assets, properties or business of the Company other than for Taxes not yet due and payable (including without limitation, liens arising under property and similar Taxes), the date of payment of which has not yet accrued.

         (j) Tax Status of Company Property. No property of the Company (i) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt the interest on which is exempt under Code ss. 103(a) or (iii) is property that is required to be treated as being owned by any person (other than the Company) pursuant to the provisions of
Section 168(f)(8) of the Code.

         (k) Certain Tax Agreements. Neither the Company nor any Seller in the capacity as a shareholder of the Company nor any other person has entered into any agreement with any taxing authority that will bind the Company for any taxable period ending after the Closing Date.

         (l) Certain Compensation Agreements. There is no contact, agreement, plan or arrangement covering any current or former director, officer, or employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Code ss. ss. 162(a)(1), 162(m) or 280G.

         (m) Tax Records. The Company has maintained the books and records required to be maintained pursuant to Code ss. 6001 and the Regulations thereunder, and comparable laws of the state of Alabama, other states, cities, counties, localities and other countries and political divisions wherein it is required to file Tax Returns or any other reports relating to Taxes.

         (n) Tax Definitions. For purposes of this agreement the following terms shall have the meaning set forth below:

         "Tax or Taxes" shall mean all taxes, charges, fees, levies, or other assessments, domestic or foreign, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), capital stock, social security (or similar), unemployment, disability, registration, value added, alternative or add-on minimum, real property, personal property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

         "Tax Returns" shall mean all returns, declarations, reports, claims for refund, statements and other documents required or permitted to be filed with any governmental entity or authority with power to impose any tax in respect of any Tax and "Tax Return" shall mean one of the foregoing Tax Returns.

         1.13 Conduct of Business. Since the Balance Sheet Date, and except as set forth on Schedule 1.13 or 1.20 attached hereto or as contemplated or expressly required or permitted by this Agreement, the Company has not taken any action which, if taken subsequent to the

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execution of this Agreement and on or prior to the Closing Date, would constitute a breach of Sellers' agreements set forth in Article IV.

         1.14 Intellectual Properties. The Company does not own or use in its business any domestic and foreign patents, patent applications, patent licenses, software licenses, trade names, trademarks, service marks, trademarks registrations and applications, service mark registrations and applications, copyright registrations and applications (collectively, the "Intellectual Property") other than those listed on Schedule 1.14. To the knowledge of Sellers, except as stated on Schedule 1.14, there are no pending proceedings or litigation or other adverse claims made in writing affecting or with respect to the Intellectual Property. To the knowledge of Sellers, the Company has not received any notice that it is infringing any Intellectual Property of any other person in connection with the conduct of the business of the Company and to the knowledge of Sellers, no claim is pending or has been made to such effect that has not been resolved and, to the knowledge of Sellers the Company is not infringing any Intellectual Property of any other Person.

         1.15 Environmental Laws and Regulations. To the knowledge of Sellers, except as set forth on Schedule 1.15, (a) the Company is in compliance in all material respects with applicable Environmental Laws and the requirements of permits issued under such laws with respect to any property of the Company such that the Company is fully able to carry out its business as currently conducted;
(b) there are no pending or threatened Environmental Claims against the Company or any real property that individually or in the aggregate could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company; (c) there have been no releases of Hazardous Materials on, in, above or about any real property that individually or in the aggregate could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company, and (d) no Company facilities are hazardous waste treatment, storage or disposal facilities, as such term is used in the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., which individually or in the aggregate could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company as the result of noncompliance with such statute. For proposes of this Agreement:

              "Environmental Law" means any applicable federal state or local statute, law, rule, regulation, ordinance, code or rule of common law in each case in effect and as amended as of the Closing Date, and any applicable judicial or administrative interpretation thereof as of the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials;

              "Environmental Claims" means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating to any applicable Environmental Law or any permit issued under any such Law (hereafter "Claims"), including (i) Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; and

              "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, and (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances, "hazardous wastes," "hazardous


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materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any applicable Environmental Law.

         1.16 Compliance with Laws. Except as set forth on Schedule 1.16 attached hereto, the Company is, to the knowledge of Sellers, in compliance with all applicable laws, regulations, orders, judgments and decrees except where the failure to so comply would not have a material adverse effect on the business, financial condition or results of operations of the Company.

         1.17 Employee Benefit Plans. Each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently or over the last five years maintained or contributed to by the Company, or any entity currently treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the "Code") ("ERISA Affiliates") with the Company, with respect to which the Company has a liability, and any deferred compensation, bonus, or material fringe benefit plan, policy, trust, or arrangement whether written or oral, with or for the benefit of any present or prior officer, director, or employee with respect to which the Company is or will be required to make any payment is listed on Schedule 1.17 attached hereto (collectively, the "Employee Benefit Plans"). Except as set forth on such Schedule 1.17: (a) each Employee Benefit Plan is, in all material respects, in compliance with applicable law and has been administered and operated in all material respects in accordance with its terms; (b) the Company does not and has never maintained or contributed to an Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code; (c) no Employee Benefit Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA or a multiemployer plan (as described in Section 3(37) of ERISA); (d) neither the Company nor any ERISA Affiliate nor to the Seller's knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan that would reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code which penalty, damage or tax would be a material liability to the Company; (e) no litigation or legal or administrative proceeding has been asserted or commenced or, to the Sellers' knowledge, threatened, against any Employee Benefit Plan, the assets of any such plan or the Company or any ERISA Affiliate with respect to any Employee Benefit Plan, or the plan administrator or fiduciary of any Employee Benefit Plan with respect to the operation of any such plan (other than routine, uncontested benefit claims), and to the knowledge of Sellers there are no facts or circumstances which would reasonably be expected to form the basis for any such legal proceeding except to the extent that any such litigation or proceeding would not reasonably be expected to result in a material liability to the Company; (f) the Company has no obligations under any of the Employee Benefit Plans, to provide health or life insurance benefits to its current or prior employees (or their beneficiaries or dependents) for periods after termination of employment, except as specifically required by Section 4980B of the Code or subtitle B, part 6, of Title I of ERISA or similar state continuation coverage law; (g) each Employee Benefit Plan which is a "welfare benefit plan" under ERISA ss. 3(1) is terminable in accordance with its terms by the Company at any time without any further obligation thereunder other than to make payments and/or contributions in respect of benefits theretofore accrued in accordance with its terms; and (h) all contributions required to have been paid under any Employee Benefit Plan to the date hereof have been timely made.

                  With respect to each Employee Benefit Plan, the Company has delivered to Purchaser a true and correct copy of (i) the annual reports (Form
5500), if any, filed with the IRS for the three recent plan years, (ii) the plan document and all amendments thereto, along with any current summary plan description for such Employee Benefit Plan, (iii) each trust agreement, group annuity contract and insurance policy, if any, relating to such Employee Benefit Plan.

              For purposes of this Section 1.17, "material" shall mean any liability which exceeds $25,000.

         1.18 Insurance. Schedule 1.18 attached hereto contains a list of all policies and contracts for property and casualty insurance maintained by the Company. All such policies are in full force and effect.

         1.19 Brokers or Finder's Fees. No agent, broker, person or firm acting on behalf of Sellers or the Company is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

         1.20 Employees. Schedule 1.20 attached hereto sets forth the following information for each of the officers and employees of the Company: name and job title; annual rate of compensation as of the date of this Agreement (identifying any guaranteed bonuses separately); and the number of vacation days such person is entitled to take in each calendar year.

         1.21 Labor Relations. The employees of the Company are not covered by any collective bargaining agreement. To the knowledge of Sellers (i) there is no union organization activity currently underway, (ii) the Company is not engaged in, or has not received any written notice during the current or preceding year of, any unfair labor practice, and no such complaint is pending before the National Labor Relations Board or any other agency having jurisdiction thereof,
(b) during the immediately preceding twelve (12) calendar months there has not been any, and there is no threatened, labor strike, work stoppage or slowdown pending and (iv) there is no material labor grievance pending or threatened against or affecting the Company.

         1.22 Vehicles. Schedule 1.22 attached hereto contains a list of all motor vehicles owned or leased by the Company and used in the conduct of its business.

         1.23 Bank Accounts. Schedule 1.23 attached hereto is a list containing the names and locations of all banks or other financial institutions which are depositories of funds of the Company, the names of all persons authorized to draw or sign checks or drafts upon such accounts and the names and locations of any institutions in which the Company has safe deposit boxes and the names of the persons having access thereto.

         1.24 Accounts Receivable. All of the accounts receivable of the Company on the Balance Sheet and created since the Balance Sheet Date and prior to the Closing Date are the result of a bona fide sales or other transactions.

         1.25 Accuracy of Information. No representation or warranty by Sellers in this Agreement, nor any statement, document, certificate or schedule furnished or to be furnished in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained therein too misleading. To the knowledge of Sellers, there exists no other fact or matter which if disclosed might reasonably affect the willingness of a purchaser to purchase the Shares.

         1.26 Investment Representations. Each Seller is acquiring the Nematron Stock (defined in Section 3.04) for its own account and not with a view to distribution or resale thereof in any transaction which would be in violation of the Securities Act of 1933, as amended (the "Securities Act") and rules promulgated thereunder, or any state securities statute, and agrees not to sell, hypothecate or otherwise dispose of all or any part of the Nematron Stock unless such Nematron Stock has been registered under the Securities Act and applicable state or other securities laws or in the opinion of counsel for the Sellers, which counsel and which opinion are reasonably satisfactory to Purchaser, an exemption from the registration requirements of the Securities Act and such state or other laws is available. Dennis Sierk and Sheila Sierk represent that each is an "accredited investor" as defined in Rule 501 under Regulation D promulgated under the Securities Act. Each Seller can bear the economic risk of losing its investment in the Nematron Stock and is presently able to afford the complete loss of such investment. Each Seller has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Nematron Stock. Each Seller has been furnished with the information listed on
Schedule 1.26 attached hereto (the "Nematron Information") and acknowledges that it has been afforded the opportunity (i) to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Purchaser concerning the merits and risks of investing in the Nematron Stock and (ii) to obtain such additional information which Purchaser possesses or can acquire without unreasonable effort or expense that is necessary to verity the accuracy and completeness of the information contained in the Nematron Information. Each Seller acknowledges that Purchaser has answered all questions and responded to all inquiries and requests for information to such Seller's satisfaction. Each Seller acknowledges that it has made, independently and without reliance upon the Purchaser (other than the representations and warranties of the Purchaser set forth in Article II hereof) or any agent or representative of the Purchaser and based on its own independent analysis of the Purchaser and such other documents and information as it has deemed appropriate, its own investment analysis and its own business decision to enter into and consummate this Agreement and the transactions contemplated hereby. Each Seller acknowledges that Purchaser does not guarantee the price or value of the Nematron Stock.


                                       II
                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

         2.00 Representations of Purchaser. Purchaser represents and warrants to Sellers as follows:

         2.01 Existence and Good Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan.

         2.02 Authority. Purchaser has full corporate power to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly authorized, executed, and delivered by Purchaser and is a valid and binding obligation of Purchaser in accordance with its terms. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute or cause a breach or violation of the certificate of incorporation or bylaws of Purchaser or of any covenant or obligation binding upon Purchaser.

         2.03 Consents. No approval of or filing with any court, governmental authority, or administrative agency (domestic or foreign) is required in connection with the execution and delivery of this Agreement by Purchaser or its consummation of the transactions contemplated herein.

                                       III
                                PURCHASE AND SALE

         3.01 Sale of the Shares. Subject to the terms and conditions of this Agreement, each Seller agrees to sell, transfer, and convey, and Purchaser hereby agrees to purchase, the Shares. The closing of such purchase and sale (the "Closing") shall take place within three business days after the conditions precedent in Articles V and VI have been satisfied (such date being referred to as the "Closing Date") and at a location to be agreed upon. Subject to the terms and conditions of this Agreement, each party agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable in order to cause the timely consummation of the transactions contemplated hereby.

         3.02 Delivery of Certificates. At the Closing, the Sellers shall deliver to Purchaser certificates representing all of the Shares, endorsed in blank or with accompanying stock powers duly signed. Such certificates shall be endorsed in blank or with accompanying stock powers duly signed, and the Seller shall also deliver such other instruments or documents as shall, in the opinion of Purchaser's counsel, be reasonably required to vest good and marketable title in the Purchaser to the Shares.

         3.03 Resignations. Contemporaneously with the Closing, all of the directors and officers of the Company shall resign.

         3.04 Purchase Price. The aggregate purchase price hereunder for all of the Shares (the "Purchase Price") shall be $1,600,000, consisting of $600,000 in cash and $1,000,000 of unregistered common stock of the Purchaser ("Nematron Stock"), $300,000 of said cash to be paid to Sellers at Closing, the Nematron Stock to be delivered to the Sellers at Closing, and the balance of $300,000 in cash (the "Deferred Purchase Price") to be paid to Sellers upon the closing of the Equity Offering (defined in Section 3.06) as provided in Section 3.06. The aggregate number of shares of Nematron Stock to be issued at Closing shall be 1,483,680, calculated as shown on Schedule 3.04 attached hereto.

         3.05 Legend on Nematron Stock. Sellers understand that the Nematron Stock has not been registered under the Securities Act or any state securities laws, and that it must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration, and that the certificates representing Nematron Stock will bear substantially the following legend:

              "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY OTHER SECURITIES LAWS. THEY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THESE SECURITIES UNDER SAID ACT AND ANY OTHER APPLICABLE SECURITIES LAWS, OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO COUNSEL TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."


         3.06 Payment of Deferred Purchase Price.Purchaser will pay to the Sellers the Deferred Purchase Price in cash on the earlier of a) June 30, 2001, or b) three (3) business days after completion of the Equity Offering. For purposes hereof, "Equity Offering" shall mean the sale, in a single transaction or a series of transactions in the year 2001, whether completed before or after the Closing Date, of Purchaser's common stock, preferred stock, convertible securities (including convertible notes), any other equity instrument or any combination thereof, for aggregate gross consideration of not less than $4,000,000. Purchaser will give written notice to Sellers of the completion of the Equity Offering,

         3.07 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest), imposed on the Purchaser or the Company which are incurred in connection with this Agreement will be borne and paid by Sellers, when due, and Sellers will, at their own expense, cause to be filed all necessary returns and other documentation with respect to all such Taxes and fees.

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




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                                       IV
                              COVENANTS OF SELLERS

         4.00 Covenants. Except for transactions expressly permitted by this Agreement, the Company and Sellers covenants and agrees as follows from the date of this Agreement until the Closing:

         4.01 Conduct of Business of the Company. The Company will carry on its business in the usual and ordinary course, consistent with prior practice, will not introduce any fundamental new method of management or operation, will perform in all material respects all obligations to be performed by it pursuant to each material agreement to which it is bound, and will use its reasonable best efforts to preserve in all material respects its relationships with customers, suppliers, employees and others transacting business with it and the services of all officers, employees, agents and representatives.

         4.02 Corporate Existence. The Company will maintain its corporate existence and good standing in its jurisdiction of incorporation and in each jurisdiction in which it is qualified to do business, and it will not amend its charter documents or bylaws.

         4.03 Material Transactions. Except for transactions in the usual and ordinary course of business consistent with past practices, without Purchaser's consent the Company will not (a) waive a material right, cancel or amend a material contract, debt, or claim, or assume or enter into a material contract, lease, license, obligation, indebtedness, commitment, purchase, or sale, (b) enter into any employment or severance agreement with any person whose total annual compensation exceeds $35,000 pursuant to which the Company would have any obligations following the Closing; (c) enter into a guarantee of indebtedness of any person or entity; (d) sell, lease or otherwise dispose of any material asset or property; (e) make or guarantee any loan, advance or capital contributions to or investment in any person or entity; or (f) enter into any collective bargaining agreement with any union or other collective bargaining representative. For purposes of this
Section 4.03, and without limiting the generality of the foregoing, all indebtedness for borrowed money or guarantees thereof and commitments and agreements having a duration in excess of one year or for amounts in excess of $25,000, are deemed to be material and not in the usual and ordinary course of business.

         4.04 Maintenance of Properties. The Company will (a) duly and timely file all material reports and returns required to be filed with any governmental agency and will promptly pay when due all material taxes, assessments, and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings, (b) maintain and keep in substantially their current condition all of its buildings, offices, shops, other structures, and material tangible personal property, and
(c) maintain in full force and effect all material policies of insurance that are listed on Schedule 1.18.

         4.05 Access. The Company will afford Purchaser and Purchaser's financing sources and their respective representatives (including their respective counsel, accountants, and other agents) full access at all reasonable times to all of the plants, offices, properties, and records the Company, and will furnish all such other information concerning the business, properties, financial condition, prospects and results of operations of the Company as Purchaser and Purchaser's financing sources may reasonably request; provided that Purchaser and its financing sources will conduct such review in a manner that does not unreasonably interfere in the conduct of the business of the Company or result in substantial out-of-pocket costs to Sellers or the Company.

         4.06 Noncompete. (a) Dennis A. Sierk and Charles Garrett each agrees that, during the period commencing on the Closing Date and ending on the third
(3rd) anniversary of the Closing Date, he will not engage, directly or indirectly, in the United States in the business of developing, producing and selling communications, logic and control products for industrial automation; provided, however, that the foregoing shall not apply to his activities as an employee of Nematron after the Closing. At Closing each of Dennis A. Sierk and Charles Garrett shall enter into a Noncompetition Agreement in the form agreed to by the parties to such agreement.

         (b) Dennis A. Sierk and Charles Garrett each agrees that a monetary remedy for a breach of the agreements set forth in this Section 4.06 will be inadequate and impracticable and further agrees that such a breach would cause Purchaser irreparable harm, and that Purchaser will be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event of such a breach, Dennis A. Sierk and Charles Garrett each agrees that Purchaser will be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, as a court of competent jurisdiction may determine.

         (c) If any provision of this Section 4.06 is held invalid in part, it will be curtailed, both as to time and location, to the minimum extent required for its validity and will be binding and enforceable with respect to Dennis A. Sierk and Charles Garrett as so curtailed.

         4.07 Publicity. Prior to the Closing, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent will not be unreasonably withheld or delayed; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by law or the rules of any national stock exchange applicable to it or its affiliates, in which event the party making such determination will, if applicable in the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance. Moreover, nothing herein shall be construed to prohibit or preclude the Purchaser from disclosing information regarding the Company or its business or properties to its professional advisors or potential lenders or other financial participants in the transaction.

         4.08 No-Shop. Neither the Company or any of its officers, employees, directors, nor any Seller or any of their representatives (including investment bankers, accountants, attorneys, agents or consultants) will take any action to, directly or indirectly, (i) encourage, initiate or solicit discussions or negotiations with any person, other than Purchaser (and its affiliates and representatives), concerning any purchase of any capital stock of the Company or any merger, asset sale or similar transaction involving the Company (other than sales of assets in the ordinary course of business consistent with past practice), or enter into any negotiations or agreement with any third party with respect to the foregoing (an "Alternative Transaction"), or (ii) except as may be required by law or legal process, disclose non-public information relating to the Company or provide access to property, books or records of the Company to any person, other than Purchaser (and its affiliates and representatives), in connection with any solicitation, offer or proposal of an Alternative Transaction. The Sellers will promptly disclose to Purchaser the existence or occurrence of any proposal, contract or contact which they, the Company or any of their representatives described above may receive after the date hereof in respect of any Alternative Transaction. The Sellers agree that they will, and will cause the Company and its officers, employees, directors, agents and representatives to, immediately cease any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Alternative Transaction.


                                        V
                          SELLERS' CONDITIONS PRECEDENT

         5.00 Conditions to Sellers' Obligations. All of the following shall be conditions precedent to the Seller's obligation to consummate the transactions contemplated by this Agreement:

         5.01 Representations and Warranties. The representations and warranties made by Purchaser herein shall be correct in all material respects on and as of the date when made, and on and as of the Closing Date.

         5.02 Performance. Purchaser shall have complied in all material respects with all of its obligations under this Agreement.

         5.03 No Illegality. There shall not be in effect any statute, rule, or regulation which makes it illegal for the Sellers to consummate the transactions contemplated herein, or any order, decree, or judgment which enjoins the Seller from consummating the transactions contemplated herein.

         5.04 No Litigation. No suit, action, or other proceeding shall be pending or, to the knowledge of Sellers, threatened against Seller (i) by any governmental authority which challenges or seeks to challenge, restrain or prohibit the consummation of the transaction contemplated hereby or (ii) before any court or government agency that Sellers reasonably determine would be materially adverse to them if they consummated the transactions contemplated hereby.

         5.05 Closing Certificate. Sellers shall have received a certificate signed by Purchaser and dated the Closing Date to the effect that the conditions precedent provided in Sections 5.01,

5.02 and 6.04 have been satisfied. The delivery of such certificate shall in no way diminish, supersede or enlarge the representations and warranties of Purchaser made in this Agreement or its liability in respect thereof pursuant to
Article IX.

         5.06 Registration Rights Agreement. Purchaser and Sellers shall have entered into a Registration Rights Agreement in form substance agreed to by Purchaser and Sellers.



                                       VI
                        PURCHASER'S CONDITIONS PRECEDENT

         6.00 Conditions to Purchaser's Obligations. All of the following shall be conditions precedent to Purchaser's obligation to consummate the transactions contemplated by this Agreement:

         6.01 Representations and Warranties. Except for the changes expressly permitted by this Agreement, the representations and warranties made by Sellers herein shall be accurate and correct in all material respects on and as of the date when made, and on as of and as if made on the Closing Date. The Schedules referred to herein and the documents and schedules delivered pursuant hereto shall likewise be accurate and correct in all material respects on and as of the date when made, and on, as of and as if made on the Closing Date.


         6.02 Performance. Sellers shall have complied in all material respects with all of their obligations under this Agreement.

         6.03 No Illegality. There shall not be in effect any statute, rule, or regulation which makes it illegal for Purchaser to consummate the transactions contemplated herein, or any order, decree, or judgment which enjoins Purchaser from consummating the transactions contemplated herein.

         6.04 No Litigation. No suit, action, or other proceeding shall be pending or, to the knowledge of Purchaser, threatened against Purchaser (i) by any governmental authority which challenges or seeks to challenge, restrain or prohibit the consummation of the transaction contemplated hereby or (ii) before any court or government agency that Purchaser reasonably determines would be materially adverse to it if it consummated the transactions contemplated hereby.

         6.05 No Material Adverse Change. During the period from the date hereof to the Closing, there shall not have been any material adverse change in the business, properties, financial condition, prospects or results of operations of the Company (including, without limitation, any loss or damage to its properties, whether or not insured, which materially affects the ability to conduct business).

         6.06 Closing Certificate. Purchaser shall have received a certificate (the "Sellers Closing Certificate") signed by Sellers and dated the Closing Date to the effect that the conditions precedent provided in Sections 6.01, 6.02,
6.04 and 6.05 have been satisfied. The delivery of such certificate shall in no way diminish, supersede or enlarge the representations and warranties of Seller made in this Agreement or its liability in respect thereof pursuant to Article IX.

         6.07 Consents. Purchaser shall have received consents to the transaction contemplated hereby from LaSalle Business Credit, Purchaser's lender, and from Compass Bank and Keith H. Schonrock, Jr., the Company's lenders, which consents will be in form and substance satisfactory to Purchaser.

         6.08 Employment Agreement. Dennis A. Sierk and Charles Garrett shall each have entered into an employment agreement with Purchaser in form and substance agreed to by the parties thereto.

         6.09 Noncompetition Agreement. Dennis A. Sierk and Charles Garrett shall each have entered into the noncompetition agreement with the Company and Purchaser in the form agreed to by the parties thereto.

         6.10 Outstanding Indebtedness, Stockholders' Equity. The Purchaser shall have been provided documentary evidence or assurances to the effect that prior to or contemporaneous with the Closing all of the Company's outstanding indebtedness, exclusive of customary trade payables and accrued expenses consistent with past practice, does not exceed $850,000, and the Company's stockholders' equity is not less than $800,000.



                                       VII
                                 INDEMNIFICATION

         7.01 Indemnification by Sellers. Sellers shall jointly and severally indemnify, defend and hold harmless Purchaser, its affiliates, and their respective officers, directors, employees, members, partners and shareholders in their capacities as such (including the successors of any of the foregoing) from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost or expense (including, without limitation, reasonable attorneys', environmental consultants' and accountants' fees and costs) of any kind or character ("Damages"), (subject to Section 7.05), arising out of or in any manner incident, relating or attributable to (a) any misrepresentation or breach of warranty by any of the Sellers contained in this Agreement (subject to Section 7.03), (b) any failure by Sellers to perform, cause to be performed or observe any covenant to be performed or observed by Sellers or the Company under this Agreement, (c) any guaranty to which the Company is a party and which guarantees amounts payable by, or obligations of, the Sellers or any of their affiliates or related parties, (d) any liability of the Company under any agreements, contracts, negotiations and other dealings by the Sellers with any third party concerning the sale of the capital stock or business of the Company, (e) any liability for federal income or state or local income or franchise Taxes of the Company, the Sellers that is based upon or measured with respect to the income of the Company, the Sellers for any period up through and including the Closing Date, or resulting from any restatement of the financial statements (including without limitation the inventory position) of the Company for any year in order to comply with GAAP, (f) any liability for federal income or state or local income or franchise Taxes of Sellers based on income for any post-Closing period, (g) any liability of the Sellers or the Company for Taxes resulting from the transactions contemplated by this Agreement, including, without limitation, any Taxes resulting from the disposition, deemed or actual, of assets or stock contemplated by this Agreement, and (h) any liability of the Company relating to insurance coverage under Company policies or plans for persons who were not eligible to be covered under such policies or plans.

         7.02 Limitations. Notwithstanding the provisions of Section 7.01, the right of indemnification provided in Section 7.01 is solely for the benefit of the parties referred to therein, and such right will not be extended, either directly or indirectly, to any other person except for assignees of Purchaser permitted by Section 8.05 hereof or consented to by Sellers. Except as set forth in Section 4.06, the right of indemnification in Section 7.01 is the sole remedy which Purchaser has against Sellers for any breach of a representation or warranty hereunder or for any other claim with respect to, or arising in any matter from, the transactions contemplated hereunder.

         7.03 Procedure. The party requesting indemnification under this Article VII (the "indemnified party") shall give the party from whom indemnification is requested (the "indemnifying party") prompt notice of, and shall reasonably cooperate with the indemnifying party (including, without limitation, by making relevant personnel and records available to the indemnifying party at all reasonable times free of charge) in connection with any claim for which the indemnified party may seek indemnification from the indemnifying party under
Article VII, but the failure to give such notice will not affect the indemnifying party's liability hereunder, except and to the extent it is actually prejudiced thereby. The indemnifying party shall at its own expense and with counsel of its choice assume the defense of all third party claims for which it is obligated to indemnify the indemnified party. The indemnified party may also at its own expense employ its own counsel to participate in the defense of any such third party claim. The indemnifying party shall have the absolute right to settle at its expense any such third party claim; provided, however, that such settlement shall also require the prior written consent of the indemnified party where criminal liability is admitted or where any action other than the payment of money is required or which does not include an unconditional release of all indemnified parties.

         7.04 Purchaser's Indemnification. (a) Subject to clause (c) below, Purchaser agrees to indemnify, defend, and hold harmless Sellers from, against, and with respect to any Damages (subject to Section 7.05) arising out of or in any manner incident, relating, or attributable to (1) any misrepresentation or breach of warranty by Purchaser contained in this Agreement, (2) any obligation or liability relating to any matter as to which Purchaser or the Company is responsible and which is not then subject to indemnification by Sellers hereunder or, (3) any liability for federal income or state or local income or franchise taxes of the Company for any post-Closing period, provided, that any indemnification obligations of Purchaser hereunder shall terminate and be of no further force and effect upon the closing of the sale of the Shares to Seller pursuant to an exercise of the Option.

         (b) Purchaser agrees to indemnify, defend and hold harmless each of the Sellers from, against and with respect to any Damages arising out of or in any manner incident, relating or attributable to, any guaranty executed by any Seller prior to the Closing Date with respect to indebtedness for borrowed money of the Company.

         (c) The right of indemnification provided in Section 7.04 is solely for the benefit of the parties referred to therein, and such right will not be extended, either directly or indirectly, to any other person. The right of indemnification in Section 7.04 is the sole remedy which Sellers have against Purchaser for any breach of a representation or warranty hereunder or for any other claim with respect to, or arising in any manner from, the transactions contemplated hereunder.


         7.05 Amount. The amount of Damages for which indemnification is provided (i) under this Article VIII will be computed net of any insurance proceeds received by the indemnified party in connection with such Damages, reduced by all costs and expenses related thereto and any premium increase or expense resulting therefrom and (ii) by Sellers under Section 8.01(a) will be reduced to the extent such Damages relate to and do not exceed any applicable reserve or accrual with respect to such Damages provided for or reflected in the Closing Balance Sheet.

                                      VIII
                                     GENERAL

         8.01 Expenses. Each party represents and warrants to the other party that the services of a broker, finder, or financial advisor have not been used by the representing party in connection with any of the matters pertaining to the transactions contemplated herein. Each party will indemnify the other party, its affiliates, and the respective officers, directors, employees, and shareholders of the foregoing (other than the indemnifying party) in their capacities as such from and against any claim for broker's, finder's, or financial advisor's fees, including costs or expenses incurred in connection with the defense of any suit claiming such fees, or in any other manner pertaining to claims for such fees, which may become payable by reason of the acts or omissions of the indemnifying party.


         8.02 Governing Law. This Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the laws of the State of Michigan, without giving effect to the principles of conflict of laws of such state.

         8.03 Survival. The representations and warranties contained herein shall continue in full force and effect after the Closing (a) without termination in the case of those contained in Sections 1.01, 1.02, 1.03, 1.04, 1.05, 2.01 and 2.02, (b) until 30 days after the expiration of the statute of limitations (including any extensions) applicable to Returns relating to any period prior to or including the Closing, in the case of those contained in
Section 1.12, (c) until the date which is five years after the Closing Date in the case of those contained in Section 1.15, (d) until the expiration of the statute of limitations (including any extensions) contained in ERISA, in the case of those contained in Section 1.17 which relate to compliance with ERISA, and (e) until two (2) years after the Closing Date in the case of all other representations and warranties contained herein. No claim for indemnity may be made on account of the incorrectness of any representation or warranty contained herein unless prior to the expiration of the applicable survival period the party claiming indemnity has given proper notice to the party against whom indemnification is sought. Any claim timely and properly made prior to such expiration shall be subject to indemnification hereunder notwithstanding any subsequent expiration. Notwithstanding anything in this Agreement to the contrary, all obligations of Purchaser under this Agreement will terminate and be of no further force and effect upon the closing of the sale of the Shares to the Sellers pursuant to an exercise of the Option.

         8.04 Entire Agreement. This Agreement (which term, as used in this Agreement, includes the Schedules referred to herein) constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the parties including the letter of intent, and there are no representations, warranties, covenants or other obligations between the parties in connection with the subject matter hereof except as set forth specifically herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be implied or be binding (including, without limitation, any alleged waiver based on a party's knowledge of a breach or inaccuracy in any representation or warranty contained herein except as set forth in Section 7.02(b) above) unless in writing and signed by the party against which such amendment, supplement, modification, waiver or termination is asserted. No waiver of a provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly therein provided.

         8.05 Successors and Assigns. All of the terms and provisions of this Agreement by or for the benefit of the parties shall be binding upon and inure to the benefit of their successors, permitted assigns, heirs and personal representatives. The rights and obligations provided by this Agreement shall not be assignable and, except as expressly provided herein, nothing herein is intended to confer upon any person, other than the parties and their successors, any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, Purchaser may assign its rights as collateral security to the Purchaser's lenders without the consent of Sellers; provided that the foregoing will not release Purchaser of any of its obligations under this Agreement.

         8.06 Schedules. All instruments or documents to be delivered by any party to this Agreement shall be in form and content reasonably satisfactory to the counsel for the party receiving such instrument or document. Seller shall have the right to amend and update the Schedules referred to in this Agreement at any time or from time to time prior to Closing. Each Schedule deemed an integral part of this Agreement.

         8.07 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

         8.08 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given (except as may otherwise be specifically provided herein to the contrary) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, if mailed by certified or registered mail with postage prepaid, if sent by facsimile with receipt confirmed, or if shipped and receipted by express courier service, charges prepaid by shipper, in all such cases addressed as follows (or to such other address as may be designated by notice given pursuant hereto), but in any event shall be deemed to have been duly given no earlier than actual receipt following delivery by any method:

         If to Sellers:            Dennis and Sheila Sierk
                                   2613 Vista Drive
                                   Huntsville, AL  35803

                                   Charles and Kerry Garrett
                                   55 Log Cabin Trail
                                   Somerville, AL  35670


         If to Purchaser           Nematron Corporation
                                   5840 Interface Drive
                                   Ann Arbor, MI  48103
                                   Attn:  David P. Gienapp,
                                          Vice President and Secretary
                                   Fax:  (734) 994-8170

         with a copy to:
                                   Dickinson Wright PLLC
                                   500 Woodward Avenue, Suite 4000
                                   Detroit, Michigan  48226
                                   Attention:  Bernadette M. Dennehy
                                   Fax No.:  (313) 223-3598

         8.09 Knowledge. For purposes of this Agreement, the "knowledge of Sellers", "Sellers' knowledge" or any phrase of similar import will be deemed to mean the actual knowledge, after reasonable inquiry, of the individuals whose names are listed on Schedule 8.09.

         8.10 Post-Closing Access. Each party will retain the books and records relating to the businesses of the Company for a period of five years after the Closing, and will not destroy such books and records without providing the other party at least 30 days prior written notice. Each party shall afford to the other reasonable access thereto, and provide reasonable assistance, as may be necessary for purposes of preparing tax returns, financial statements, or for such other purposes as such other party may reasonably request. Each party will have the right to make copies, at its own expense, of such books and records for any proper purpose.

         8.11 Further Assurances. After the Closing, each of the parties will execute and deliver from time to time at the request of the other party all such other instruments as are necessary or appropriate to evidence or effectuate the transactions contemplated by this Agreement, including without limitation the transactions in connection with the Option.

         8.12 Expenses. Except as provided in Sections 7.01, 7.05 and 8.01, regardless of whether the transactions contemplated by this Agreement are consummated, each party shall pay all fees and expenses incurred by such party in connection therewith.

         8.13 Filing of Returns. (a) Sellers shall prepare and timely file, or cause to be prepared and timely filed, all Returns that include income of the Company that are due with respect to any taxable year or other taxable period ending on or prior to the Closing Date. Sellers shall determine the manner in which any items of income, gain, deduction, loss or credit arising out of the respective income, properties and operations of the Company will be reported or disclosed in such returns; provided, however, that such Returns will be prepared by treating items on such returns in a manner consistent with the past practice with respect to such items, unless otherwise required by law.

         (b) Purchaser shall prepare or cause to be prepared and file or cause to be filed any Returns of the Company for tax periods which begin before the Closing Date and end after the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company. The Seller will be liable for the payment of all Taxes (and entitled to Tax refunds) of the Company which are attributable to any pre-Closing tax period, whether shown on any original return or amended return for the period referred to therein. The Company will be liable for the payment of all Taxes which are attributable to any post-Closing tax period.

         (c) Seller and Purchaser will provide to each other drafts of all Tax Returns required to be prepared and filed by the Company under this Section 8.13 as soon as reasonably practicable prior to the due date for the filing of such Returns (including any extensions). As soon as reasonably practicable prior to the due date for the filing of such Returns (including any extensions), Sellers and Purchaser will notify the other of the existence of any objection it (specifying in reasonable detail the nature and basis of such objection) may have to any items set forth on such draft returns. Purchaser and Sellers agree to consult and resolve in good faith any such objection.

         (d) In connection with the preparation of Returns, audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company for all pre-Closing tax periods, Purchaser and Sellers will cooperate fully with each other, including, but not limited to, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Tax authorities as to the imposition of Taxes.

         (e) Purchaser will promptly notify Sellers in writing upon receipt by Purchaser or any affiliate of Purchaser (including the Company after the Closing
Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a pre-Closing tax period for which Sellers may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event and relating to such period, a "Tax Matter"). Sellers at their sole expense, will have the exclusive authority to represent the interests of the Company with respect to any Tax Matter before the IRS, any other Taxing authority, any other governmental agency or authority or any court and will have the sole right to extend or waive the statute of limitations with respect to a Tax Matter and to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and settling audits; provided, however, that Sellers will not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of Purchaser or the Company or any affiliate of the foregoing for any post-Closing tax period, including the portion of a period beginning before the Closing Date and ending after the Closing Date, without the prior written consent of Purchaser. Sellers will keep Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Matter. Sellers will, in good faith, allow Purchaser to consult with Sellers regarding the conduct of or positions taken in any such proceeding.

         (f) Sellers will not file or cause or permit to be filed any amended Tax Return for any pre-Closing tax period (of the Company or relating to amounts for which the Company may be liable) without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed. Purchaser will not file or cause to be filed any amended return covering any period or adjusting any Taxes for any pre-Closing tax period without the prior written consent of Sellers, which consent will not be unreasonably withheld or delayed.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                 SELLERS:


                                 /s/ Dennis A. Sierk
                                 --------------------------------------------
                                 Dennis A. Sierk

                                 /s/ Sheila D. Sierk
                                 --------------------------------------------
                                 Sheila D. Sierk

                                 /s/ Charles W. Garrett
                                 --------------------------------------------
                                 Charles Garrett

                                 /s/ Kerry B. Garrett
                                 --------------------------------------------
                                 Kerry Garrett


                                 COMPANY:

                                 OPTIMATION, INC.


                                 By: /s/ Dennis A. Sierk
                                 --------------------------------------------
                                 Title: President



                                 PURCHASER:

                                 NEMATRON CORPORATION


                                 By: /s/ David P. Gienapp
                                 --------------------------------------------
                                 Name:  David P. Gienapp
                                 Title:Vice President, Finance and
                                 Administration